Exhibit 99.1

Centex Corporation 2728 N. Harwood Dallas, Texas 75201-1516 P.O. Box 199000 Dallas, Texas 75219-9000
news release

For Immediate Release

For additional information, please contact:
Matthew G. Moyer, Centex Investor Relations	Mark A. Amacher
Eric S. Bruner, Centex Public Relations	Senior Vice President & Chief Marketing Officer
214.981.5000 or news@centex.com	ZC Sterling Corporation
336.292.4642 or mark.amacher@zcsterling.com
CENTEX SELLS WESTWOOD INSURANCE AGENCY TO ZC STERLING
ATLANTA and DALLAS, Oct. 1, 2008 — Centex Corporation and ZC Sterling Corporation announced today that Centex has sold its property and casualty insurance agency, Westwood Insurance Agency, to ZC Sterling, one of the leading privately held U.S. insurance services companies, for approximately $55 million in cash. The companies have received the required regulatory approvals and the transaction closed on Sept. 30. Other terms of the purchase were not disclosed.
Westwood Insurance Agency, a California corporation that has been providing insurance services to customers of homebuilders for more than 50 years, will operate as a wholly owned subsidiary of ZC Sterling. Through Westwood, ZC Sterling will continue to provide insurance services to customers of Centex and other builders nationwide.
“Both Westwood and ZC Sterling have been pioneers in this niche market. Our combined capabilities will deliver unparalleled services to the customers of homebuilder and mortgage industries,” said Bill Krochalis, CEO of ZC Sterling.
About ZC Sterling
ZC Sterling Corporation is a leading provider of specialty insurance and technology-enabled solutions for the mortgage and homebuilder industries. The company provides lender placed hazard insurance tracking and outsourcing services, voluntary homeowners insurance, customized real estate tax services and customer care solutions for lenders, mortgage servicing organizations and homebuilders nationwide. ZC Sterling is headquartered in Atlanta with operations in California, Florida, Iowa, Nebraska, New Mexico, North Carolina and Texas.
About Centex
Dallas-based Centex Corp. (NYSE: CTX), founded in 1950, is one of the nation’s leading home building companies. Its leading brands include Centex Homes, Fox & Jacobs Homes and CityHomes. In addition to its home building operations, Centex also offers mortgage and title services. Centex has ranked among the top three builders on FORTUNE magazine’s list of “America’s Most Admired Companies” for nine straight years and is a leader in quality and customer satisfaction.
###